                                  United States
                        Security and Exchange Commission
                             Washington, D.C. 20549


                                  Schedule 13G

                        Under the Securities Act of 1934
                             (Amendment No.______ )*



                           Frequency Electronics Inc.
                           --------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    358010106
                                    ---------
                                 (CUSIP Number)

                                 August 30, 2002
                                 ---------------
              Date of Event Which Requires Filing of this Statement

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

CUSIP No.  358010106                    13G

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1 NAME OF REPORTING PERSON
  S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON
         DePrince, Race & Zollo, Inc.
         59-3299598

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                          (a)  x
                                          (b)
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Incorporated in the State of Florida

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
NUMBER OF                                 863,200
SHARES
--------------------------------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
OWNED BY                                  none
EACH
--------------------------------------------------------------------------------
REPORTING         7     SOLE DISPOSITIVE POWER
PERSON                                    863,200
WITH
--------------------------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                                          none

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         863,200

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         No

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.36%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

         IA

                                  SCHEDULE 13 G

Item 1.
(a) Frequency Electronics Inc.

(b) 55 Charles Lindbergh Blvd
    Mitchel Field, NY 11553

Item 2.
(a) DePrince, Race & Zollo, Inc.

(b) 201 S. Orange Ave, Suite 850
    Orlando, FL 32801

(c) USA

(d) common stock

(e) 358010106

Item 3.
(e) X

Item 4.  Ownership
(a) 863,200 shares
(b) 10.36%
(c) (i)   863,200 shares
    (iii) 863,200 shares

Item 5.  Ownership of Five Percent or Less of a Class
N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8.  Identification and Classification of Members of the Group
N/A

Item 9.  Notice of Dissolution of Group
N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 Date 9/5/2002

                                                 /s/ Victor A. Zollo, Jr.
                                                 ------------------------------
                                                 Victor A. Zollo, Jr., President